As filed with the Securities and Exchange Commission on October 22, 2024.

Registration No. 333-282656

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marex Group plc

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

England and Wales	6200	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

155 Bishopsgate

London EC2M 3TQ

United Kingdom

+44 2076 556000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Marex Capital Markets Inc.

140 East 45th Street, 10th Floor

New York, New York 10017

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anna T. Pinedo Ryan Castillo Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 (212) 506-2275

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Marex Group plc is filing this Amendment No. 1 (this “Amendment”) to its Registration Statement on Form F-1 (File No. 333-282656) (the “Registration Statement”) as an exhibits-only filing, solely to re-file Exhibit 4.1 which was inadvertently filed without conforming signatures. Accordingly, this Amendment consists only of the cover page, this explanatory note, Part II of the Registration Statement, the signature pages hereto, the amended Exhibit Index and the re-filed Exhibit 4.1. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

To the extent permitted by law, our amended and restated articles of association provide that the directors and officers of Marex Group plc or any associated company shall be entitled to be indemnified against all losses or liabilities which they incur in execution of their duty in their respective offices. We have entered into deeds of indemnity with each of our executive officers and directors.

Subject to the provisions of the Companies Act, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, our executive officers and directors (each a “Relevant Officer”) shall have the benefit of a deed of indemnity containing provisions that entitle each Relevant Officer to be indemnified against any liability incurred by or attaching to them (and including all charges, losses, liabilities and damages and all properly incurred costs and expenses incurred by them in relation thereto to the fullest extent permitted by law), provided that our amended and restated articles of association shall not authorize any such person to indemnification to the extent that it would be prohibited or rendered void under the Companies Act or other applicable law, in connection with any proven or alleged negligence, default, breach of duty or breach of trust or otherwise by them in relation to us or any of our associated companies (as defined in section 256 of the Companies Act) thereof, other than: (i) any liability incurred to us or any of our associated companies; (ii) the payment of a fine imposed in any criminal proceeding or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); (iii) the defense of any criminal proceeding if the Relevant Officer is convicted; (iv) the defense of any civil proceeding brought by us or our associated companies in which judgment is given against the Relevant Officer; (v) any claim which our board of directors determines as arising from the Relevant Officer’s fraud or willful default or which a court has determined as arising from the Relevant Officer’s fraud, willful default, recklessness or gross negligence; and (vi) any application for relief under sections 661(3), 661(4) or 1157 of the Companies Act in which the court refuses to grant relief to the Relevant Officer.

Subject to the provisions of the Companies Act, pursuant to a deed of indemnity, the Company may provide any Relevant Officer with funds to meet reasonable costs and expenditures incurred or to be incurred by them: (i) in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust or otherwise by them in relation to the Company or an associated company thereof, or (ii) in connection with any application for relief under the Companies Act and otherwise may take any action to enable any such Relevant Officer to avoid incurring such expenditure. Relevant Officers who have received payment from the Company under the relevant indemnification provisions must repay the amount they received in accordance with the Companies Act or in any other circumstances that the Company may prescribe or where the Company has reserved the right to require repayment.

We provide executive officers’ and directors’ liability insurance for our executive officers and directors against civil liabilities, which they may incur in connection with their activities on behalf of our company. We intend to expand our insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.

Any distribution agreement or selling agency agreement that the Company will enter into in connection with offerings of notes being registered hereby will provide that the dealer or agents will agree to indemnify, under certain conditions, us and persons who control our company within the meaning of the Securities Act, against certain liabilities, but only to the extent that such liabilities are caused by information relating to the dealers or agents furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our executive officers, directors or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

During the past three years, Marex Group plc issued the following securities without registration under the Securities Act:

•

Structured Notes Program: We issued a total of 7,430 Structured Securities during the past three years for a total aggregate offering price of approximately $5,825.3 million. Our Structured Securities are warrants, certificates or notes, including auto-callable, fixed, stability and credit-linked notes with varied terms and were issued as part of our Financial Products business. We used the proceeds of the issuance of the Structured Securities to diversify our sources of funding and for general corporate purposes. Our Structured Securities are customarily purchased by institutional investors.

•

EMTN Program: In February 2023, we issued an aggregate principal amount of €300.0 million of 8.375% senior fixed rates notes due February 2, 2028, under our EMTN Program (the proceeds of which were subsequently swapped to USD at an interest rate of SOFR plus 612 basis points). We used the proceeds of the issuance of the 2028 Notes for general corporate purposes, which included the funding of acquisitions. Our 2028 Notes were purchased by institutional investors focused on fixed income debt securities.

•

AT1 Securities: In June 2022, we issued an aggregate principal amount of $100.0 million of Additional Tier 1 13.25% fixed rate perpetual subordinated contingent convertible notes for an aggregate offering price, net of issuance costs, of €97.6 million. We used the proceeds of the issuance of the AT1 Securities for general corporate purposes. Our AT1 Securities were purchased by institutional investors focused on fixed income debt securities with a small proportion also purchased by senior management.

Such securities were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters were involved in these transactions.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.

Item 8. Exhibits

(a) The Exhibit Index is hereby incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the Consolidated Financial Statements and related notes thereto.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to file a post-effective amendment to this Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the Registrant is relying on Rule 430B:

(A) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or

(ii) if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(6) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement

1.2*	Form of Selling Agent Agreement

3.1*	Amended and Restated Articles of Association of the Registrant

4.1**	Senior Indenture dated as of October 15, 2024 between Marex Group plc and Citibank, N.A. as trustee

4.2**	Form of Master Global Note (included in 4.1 above)

5.1*	Opinion of Mayer Brown International LLP, special English counsel to the Registrant, as to the validity of the notes under English law

5.2*	Opinion of Mayer Brown LLP, special U.S. counsel to the Registrant, as to the legality of the notes under New York law

8.1*	Opinion of Mayer Brown International LLP as to certain matters under United Kingdom taxation

8.2*	Opinion of Mayer Brown LLP as to certain matters under United States federal income taxation

10.1*	Form of Shareholders’ Agreement by and among the Registrant and certain shareholders of the Registrant

10.2*	Form of Deed of Indemnity

10.3#*	Marex Group plc Retention Long Term Incentive Plan

10.4#*	Marex Group plc 2021 Deferred Bonus Plan

10.5#*	Marex Group plc 2022 Deferred Bonus Plan

10.6#*	Long-Term Incentive Plan

10.7*	Revolving Credit Facility by and among Lloyd’s Bank dated March 2014, as amended on June 30, 2023, by and among the Company, Barclays Bank plc, HSBC Bank plc, Bank of China Limited, London Branch, and Industrial and Commercial Bank of China Limited, London Branch

10.8#*	Form of Marex Group plc Global Omnibus Plan

10.9#*	Marex Group Limited 2007 Employee Share Purchase Plan, as amended on April 10, 2024

10.10#*	Form of Marex Group plc Employee Share Purchase Plan

21.1*	List of subsidiaries of the Registrant

23.1*	Consent of Deloitte LLP, an independent registered public accounting firm

23.2*	Consent of Mayer Brown International LLP (included in Exhibit 5.1)

23.3*	Consent of Mayer Brown LLP (included in Exhibit 5.2)

23.4*	Consent of Mayer Brown International LLP (included in Exhibit 8.1)

23.5*	Consent of Mayer Brown LLP (included in Exhibit 8.2)

24.1*	Power of Attorney (included in signature page to Registration Statement)

25.1*	Statement of Eligibility and Qualification of Citibank N.A. as Trustee on Form T-1.

107*	Calculation of Filing Fee Table

*	Previously filed.
**	Filed herewith.
#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, the United Kingdom on October 22, 2024.

Marex Group plc

By:	/s/ Ian Lowitt
Name: Ian Lowitt
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons on October 22, 2024 in the capacities indicated:

Name	Title

/s/ Ian Lowitt Ian Lowitt	Chief Executive Officer and Director (principal executive officer)

/s/ Robert Irvin Robert Irvin	Chief Financial Officer and Director (principal financial officer and principal accounting officer)

* Robert Pickering	Chair of the Board of Directors

* Madelyn Antoncic	Director

* Konstantin Graf von Schweinitz	Director

* Sarah Ing	Director

* Linda Myers *	Director

* Roger Nagioff	Director

* John W. Pietrowicz	Director

* Henry Richards	Director

* By:	/s/ Robert Irvin
	Name:	Robert Irvin
	Title:	Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Marex Group plc has signed this Amendment No. 1 to the Registration Statement on October 22, 2024.

Marex Capital Markets, Inc.

By:	/s/ Michael Conti
	Name:	Michael Conti
	Title:	Head of Legal - North America